SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (Amendment No. 1)


                      Martha Stewart Living Omnimedia, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, par value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    573083102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

CUSIP No. 573083102               SCHEDULE 13G                     Page 2 of 10


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               Martha Stewart
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
  NUMBER OF    5   SOLE VOTING POWER

   SHARES           42,600 Shares of Class A Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY          33,888,375 Shares of Class A Common Stock
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING         42,600 Shares of Class A Common Stock
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER

    WITH            33,888,375 Shares of Class A Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    33,930,975 Shares of Class A Common Stock (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    70.0% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                    IN
--------------------------------------------------------------------------------



----------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) INCLUDES 33,888,375 SHARES OF CLASS B COMMON STOCK, PAR VALUE $0.01, OF MARTHA STEWART LIVING OMNIMEDIA, INC., WHICH ARE CONVERTIBLE AT THE
     OPTION OF THE HOLDER INTO AN EQUIVALENT NUMBER OF SHARES OF CLASS A COMMON STOCK AND 37,500 SHARES OF CLASS A COMMON STOCK, PAR VALUE $0.01 (THE "CLASS A COMMON STOCK"), WHICH ARE SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS OF THE DATE HEREOF, AND EXCLUDES 112,500 SHARES OF CLASS A COMMON STOCK WHICH ARE SUBJECT TO OPTIONS NOT EXERCISABLE WITHIN 60 DAYS OF THE DATE HEREOF.

(2) ASSUMING CONVERSION OF THE SHARES OF CLASS B COMMON STOCK, AND EXERCISE OF THE OPTIONS EXERCISABLE WITHIN 60 DAYS OF THE DATE HEREOF,INCLUDED IN THE RESPONSE TO ITEM 9.

CUSIP No. 573083102               SCHEDULE 13G                     Page 3 of 10


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

               The Martha Stewart Family Limited Partnership
               IRS ID No. 06-1477498
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

               Connecticut
--------------------------------------------------------------------------------
  NUMBER OF    5   SOLE VOTING POWER

   SHARES           0 Shares of Class A Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY          33,888,375 Shares of Class A Common Stock
               -----------------------------------------------------------------
    EACH       7   SOLE DISPOSITIVE POWER

  REPORTING         0 Shares of Class A Common Stock
               -----------------------------------------------------------------
   PERSON      8   SHARED DISPOSITIVE POWER

    WITH            33,888,375 Shares of Class A Common Stock
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    33,888,375 Shares of Class A Common Stock (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    70.0% (2)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                    PN
--------------------------------------------------------------------------------



----------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) INCLUDES 33,888,375 SHARES OF CLASS B COMMON STOCK, PAR VALUE $0.01, OF MARTHA STEWART LIVING OMNIMEDIA, INC., WHICH ARE CONVERTIBLE AT THE OPTION OF THE HOLDER INTO AN EQUIVALENT NUMBER OF SHARES OF CLASS A COMMON STOCK.

(2) ASSUMING CONVERSION OF THE SHARES OF CLASS B COMMON STOCK INCLUDED IN THE RESPONSE TO ITEM 9.

CUSIP No. 573083102               SCHEDULE 13G                     Page 4 of 10


ITEM 1(a):  NAME OF ISSUER:

               Martha Stewart Living Omnimedia, Inc. (the "Company")


ITEM 1(b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               11 West 42nd Street
               New York, New York  10036


ITEM 2(a):  NAME OF PERSON FILING:

               This Statement is filed by and on behalf of Martha Stewart and the Martha Stewart Family Limited Partnership ("MSFLP").


ITEM 2(b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11 West 42nd Street
               New York, New York  10036


ITEM 2(c):  CITIZENSHIP:

               Martha Stewart is a United States citizen. MSLFP is a limited partnership organized under the laws of the State of Connecticut.


ITEM 2(d):  TITLE OF CLASS OF SECURITIES:

               Class A Common Stock, par value $0.01


ITEM 2(e):  CUSIP NUMBER:

               573083102

CUSIP No. 573083102               SCHEDULE 13G                     Page 5 of 10


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:


            (a)    |_| Broker or dealer registered under Section 15 of
                       the Exchange Act;
            (b)    |_| Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c)    |_| Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;
            (d)    |_| Investment company registered under Section 8 of the
                       Investment Company Act;
            (e)    |_| An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E);
            (f)    |_| An employee benefit plan or endowment fund in
                       accordance with Rule 13d-1(b)(1)(ii)(F);
            (g)    |_| A parent holding company or control person in
                       accordance with Rule 13d-1(b)(1)(ii)(G);
            (h)    |_| A savings association as defined in Section 3(b)
                       of the Federal Deposit Insurance Act;
            (i)    |_| A church plan that is excluded from the definition of
                       an investment company under Section 3(c)(14) of the Investment Company Act;
            (j)    |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4:     OWNERSHIP.

            (a)   Amount Beneficially Owned:

                  MARTHA STEWART:  33,930,975 shares of Common Stock (including
                         33,888,375 shares Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Common Stock"), which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock and 37,500 shares of Class A Common Stock which are subject to options exercisable within 60 days of the date hereof and excluding 112,500 shares of Class A Common Stock which are subject to options not exercisable within 60 days of the date hereof)

                  MSFLP: 33,888,375 shares of Class A Common Stock (including
                         33,888,375 shares Class B Common Stock, of the Company, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock)

            (b) Percent of Class:

                  MARTHA STEWART:  70.0% (assuming conversion of all Class B
                         Common Stock, and exercise of all options exercisable within 60 days of the date hereof,set forth in Item 4(a), and based on an aggregate of 48,447,451 shares of Class A and Class B Common Stock outstanding (as of December 31, 2000, based on information supplied by the Company) and assuming exercise of options on 37,500 shares of Class A Common Stock exercisable within 60 days of the date hereof by Martha Stewart)

                  MSFLP:  70.0% (assuming conversion of all Class B Common
                         Stock set forth in Item 4(a), and based on an aggregate of 48,447,451 shares of Class A and Class B Common Stock outstanding (as of December 31, 2000, based on information supplied by the Company).

CUSIP No. 573083102               SCHEDULE 13G                     Page 6 of 10


            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        MARTHA STEWART:  42,600 shares of Class A Common Stock

                        MSFLP:  0 shares of Class A Common Stock

                  (ii)  Shared power to vote or to direct the vote:

                        MARTHA STEWART: 33,888,375 shares of Class A Common
                              Stock (as set forth in Item 4(a)-(b) above, and includes 33,888,375 shares of Class B Common Stock held by MSFLP, of which she is general partner)

                        MSFLP: 33,888,375 shares of Class A Common Stock (as
                              set forth in Item 4(a)-(b) above)

                  (iii) Sole power to dispose or to direct the disposition of:

                        MARTHA STEWART:  42,600 shares of Class A Common Stock

                        MSFLP:  0 shares of Class A Common Stock

                  (iv)  Shared power to dispose or to direct the disposition of:

                        MARTHA STEWART: 33,888,375 shares of Class A Common
                              Stock (as set forth in Item 4(a)-(b) above, and includes 33,888,375 shares held by MSFLP, of which she is general partner)

                        MSFLP: 33,888,375 shares of Class A Common Stock (as
                              set forth in Item 4(a)-(b) above)

CUSIP No. 573083102               SCHEDULE 13G                     Page 7 of 10


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.


ITEM 10.  CERTIFICATIONS.

               Not applicable.

CUSIP No. 573083102               SCHEDULE 13G                     Page 8 of 10



                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2001


                                        /s/ Martha Stewart
                                        ----------------------------------------
                                                    Martha Stewart



                                        THE MARTHA STEWART FAMILY LIMITED
                                           PARTNERSHIP


                                        By:  /s/ Martha Stewart
                                        ----------------------------------------
                                             Name:   Martha Stewart
                                             Title:  General Partner

CUSIP No. 573083102               SCHEDULE 13G                     Page 9 of 10


                                    SCHEDULES


Schedule I Joint Filing Agreement, dated February 13, 2001, among the signatories to this Schedule 13G.

CUSIP No. 573083102               SCHEDULE 13G                    Page 10 of 10



                                                                      SCHEDULE I



                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(f)(1)


      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated:  February 13, 2001



                                        /s/ Martha Stewart
                                        ----------------------------------------
                                                    Martha Stewart



                                        THE MARTHA STEWART FAMILY LIMITED
                                           PARTNERSHIP


                                        By:  /s/ Martha Stewart
                                        ----------------------------------------
                                        Name:   Martha Stewart
                                        Title:  General Partner